Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
MegaWest Energy Corp.
We consent to the incorporation by reference in the registration statement on Form S-8 of MegaWest Energy Corp. of our report dated July 25, 2007 (except for notes 19 and 20 which are as of December 28, 2007) with respect to the consolidated balance sheet of MegaWest Energy Corp. as of April 30, 2007 and the related consolidated statements of operations, shareholders’ equity (deficiency in assets) and cash flows for the year ended April 30, 2007, and our comments on Canada-United States of America reporting differences dated July 25, 2007 (except for notes 19 and 20 which are as of December 28, 2007), which report and comments appear in the registration statement on Form F-1 (No. 333-145870) of MegaWest Energy Corp.
Our Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences dated July 25, 2007 (except as to Notes 19 and 20) contains disclosure of the requirement under the standards of the Public Company Accounting Oversight Board to include:
•	an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements; and,
•	an explanatory paragraph when the financial statements have been restated for the correction of an error as described in note 19 to the consolidated financial statements.
/s/ KPMG LLP
Chartered Accountants
Calgary, Canada
June 12, 2008